Exhibit 15.2

Consent of PRC Counsel

Tian Yuan Law Firm	10/F, China Pacific Insurance Plaza, 28 Fengsheng Hutong, Xicheng District, Beijing 100032, China Tel: (8610) 5776-3888; Fax: (8610) 5776-3777 E-mail: tylawf@tylaw.com.cn

China Techfaith Wireless Communication Technology Limited

Tower D, Mfox Plaza, Ke Chuang 12th Street

Beijing Economic-Technological Development Area (Yi Zhuang)

Beijing 101111

People’s Republic of China

April 27, 2017

Dear Sirs,

Re: China Techfaith Wireless Communication Technology Limited (the “Company”)

We consent to the reference to our firm under the headings “We may fail to obtain or maintain, or may experience material delays in obtaining, necessary government approvals for major property developments, which would adversely affect our business, financial condition and results of operations”, “We may suffer a penalty or even forfeit land to the PRC government if we fail to comply with procedural requirements applicable to the terms of the relevant land use rights grant contracts”, “We must provide statutory warranties related to the quality of properties, which are subject to claims”, “Risks Related To Doing Business in China” and “Regulation” insofar as they purport to describe the provisions of PRC laws and regulations, in the Company’s Annual Report on Form 20-F for the year ended December 31, 2016 (the “Annual Report”) filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours Faithfully,

/s/ Beijing Tian Yuan Law Firm

Beijing Tian Yuan Law Firm